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                                                                 EXHIBIT 5.1


                    [DRESSER INDUSTRIES, INC. LETTERHEAD]



                                 July 5, 1994


Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas 75201


Ladies and Gentlemen:

        I refer to the registration statement on Form S-4 (the "Registration Statement") filed by Dresser Industries, Inc. (the "Company"), a Delaware corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 9,133,675 shares of common stock, par value $.25 per share, of the Company (the "Dresser Common Stock"), issuable in connection with the merger (the "Merger") of WTXT Acqusition Corporation ("WTXT"), a Delaware corporation and wholly-owned subsidiary of the Company, into Wheatley TXT Corp.
("Wheatley"), a Delaware corporation, all as set forth in the Agreement and Plan of Merger dated May 31, 1994 between the Company, WTXT and Wheatley (the "Merger Agreement"). As a result of the Merger, the outstanding shares of common stock, par value $.01 per share, of Wheatley (the "Wheatley Common Stock"), other than shares of Wheatley Common Stock held by the Company, Wheatley, Wheatley or any of their direct or indirect wholly owned subsidiaries, will be converted into Dresser Common Stock, all as set forth in the Merger Agreement.

        As Corporate Counsel to the Company, I am familiar with the proceedings to date with respect to the proposed issuance of Dresser Common Stock in the Merger and have examined such records, documents and questions of law, and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

        Based on the foregoing, I am of the opinion that:

        1. The Company is duly incorporated and validly existing under the laws of the State of Delaware; and

        2. The Dresser Common Stock to be issued in the Merger will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; and
            (ii) certificates representing such Dresser Common Stock shall have been duly executed, countersigned and registered and duly delivered in accordance with the Merger Agreement.

        I do not find it necessary for purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance of Dresser Common Stock in the Merger.

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Dresser Industries, Inc.
July 5, 1994
Page 2


         The opinions herein are limited to the laws of the State of Texas, and I do not express any opinion concerning any laws other than the laws of the State of Texas, the corporate laws of the State of Delaware and the Federal laws of the United States of America, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.


                                         Yours very truly,


                                         /s/  REBECCA R. MORRIS
                                         ------------------------------
                                              Rebecca R. Morris